               EXHIBIT XI -- COMPUTATION OF NET INCOME PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                               1997       1996       1995
                                                              -------    -------    -------
Net earnings................................................  $13,979    $ 9,748    $ 7,590
Less preferred stock dividend...............................        0          0          0
                                                              -------    -------    -------
Net income available for common stockholders................  $13,979    $ 9,748    $ 7,590
                                                              =======    =======    =======
Average common shares outstanding(a)(b).....................   15,230     14,969     14,554
Stock Options(b)............................................      333        510        886
                                                              -------    -------    -------
Average number of common and dilutive shares outstanding....   15,563     15,479     15,440
                                                              =======    =======    =======
Diluted earnings per common share...........................  $   .90    $   .63    $   .49
                                                              -------    -------    -------
Basic earnings per common share.............................  $   .92    $   .65    $   .52
                                                              -------    -------    -------

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(a) Average common shares outstanding include the reduction of 2,820,850 shares of common stock contributed by Safeguard Scientifics, Inc. on June 16, 1994 for the 1994 period.

(b) Adjusted to reflect the two-for-one stock split effective June 9, 1995.